Exhibit 99.1
The Home Depot Announces Fourth Quarter and Fiscal 2017 Results;
Increases Quarterly Dividend by 15.7 Percent;
Provides Fiscal 2018 Guidance;
Reaffirms Fiscal 2020 Sales and Operating Margin Targets;
Updates Fiscal 2020 Return on Invested Capital Target

ATLANTA, February 20, 2018 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $23.9 billion for the fourth quarter of fiscal 2017, a 7.5 percent increase from the fourth quarter of fiscal 2016. Comparable store sales for the fourth quarter of fiscal 2017 were positive 7.5 percent, and comp sales for U.S. stores were positive 7.2 percent.

Net earnings for the fourth quarter of fiscal 2017 were $1.8 billion, or $1.52 per diluted share, compared with net earnings of $1.7 billion, or $1.44 per diluted share, in the same period of fiscal 2016. For the fourth quarter of fiscal 2017, diluted earnings per share increased 5.6 percent from the same period in the prior year.

On January 25, 2018, the Company announced that it expected the impact of the Tax Cuts and Jobs Act of 2017 to result in an additional net tax expense of approximately $150 million. The provisional amount recorded in the fourth quarter was $127 million. This charge, coupled with the one-time bonus payment to hourly associates that was also announced on January 25, 2018, negatively impacted fourth quarter and fiscal 2017 diluted earnings per share by approximately $0.17.

Fiscal 2017

Sales for fiscal 2017 were $100.9 billion, an increase of 6.7 percent from fiscal 2016. Total company comparable store sales for fiscal 2017 increased 6.8 percent, and comp sales for U.S. stores were positive 6.9 percent for the year.

Earnings per diluted share in fiscal 2017 were $7.29, compared to $6.45 per diluted share in fiscal 2016, an increase of 13.0 percent.

“Our ongoing commitment to enhance the interconnected retail experience for our customers, provide localized and innovative product, and deliver best in class productivity resulted in record sales and net earnings for 2017,” said Craig Menear, chairman, CEO and president. “I would like to thank our associates for their solid execution and exceptional work in service to our customers.”

Dividend Declaration

The Company today announced that its board of directors declared a 15.7 percent increase in its quarterly dividend to $1.03 per share. “As a testament to our commitment to create value for our shareholders and our positive outlook for the business, the board has increased the dividend for the ninth consecutive year,” said Menear. The dividend is payable on March 22, 2018, to shareholders of
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record on the close of business on March 8, 2018. This is the 124th consecutive quarter the Company has paid a cash dividend.

Fiscal 2018 Guidance

The Company will have 53 weeks of operating results in fiscal 2018 and provides the following guidance for fiscal 2018:

•	Sales growth of approximately 6.5 percent including the 53rd week

•	Comparable store sales growth of approximately 5.0 percent for the 52-week period

•	53rd week projected to add approximately $1.6 billion to total sales

•	Three new stores

•	Gross margin of approximately 34.0 percent

•	Operating margin of approximately 14.5 percent

•	Tax rate of approximately 26.0 percent

•	Share repurchases of approximately $4.0 billion

•	53-week diluted earnings-per-share growth, after anticipated share repurchases, of approximately 28.0 percent to $9.31

◦	53rd week expected to contribute approximately $0.19 of diluted earnings per share

•	Capital spending of approximately $2.5 billion

•	Depreciation and amortization expense of approximately $2.1 billion

•	Cash flow from the business of approximately $14.1 billion

The Company plans to adopt ASU No. 2014-09, which pertains to revenue recognition, in the first quarter of fiscal 2018. The Company will update its fiscal 2018 guidance to reflect the impact of this accounting change during its first quarter earnings call in May. The Company does not expect the accounting change to have a material impact on its fiscal 2018 sales or operating margin guidance.

Long-Term Financial Targets

Today the Company reaffirms and updates its fiscal 2020 financial targets as follows:

Reaffirms:

•	Total sales ranging from approximately $115 billion to approximately $120 billion

•	Compounded annual sales growth rate ranging from approximately 4.5 percent to approximately 6.0 percent

•	Operating margin ranging from approximately 14.4 percent to approximately 15.0 percent

•	Annual average capital spending of approximately 2.5 percent of sales
Updates:

•	Return on invested capital target of more than 40 percent. Note that the return on invested capital target has been updated to reflect the impact of the Tax Cuts and Jobs Act of 2017

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

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At the end of the fourth quarter, the Company operated a total of 2,284 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.
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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services; net sales growth; comparable store sales; effects of competition; state of the economy; state of the residential construction, housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; demand for credit offerings; inventory and in-stock positions; implementation of store, interconnected retail, supply chain and technology initiatives; management of relationships with our suppliers and vendors; the impact and expected outcome of investigations, inquiries, claims and litigation, including those related to the 2014 data breach; issues related to the payment methods we accept; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of the Tax Cuts and Jobs Act of 2017; store openings and closures; guidance for fiscal 2018 and beyond; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties - many of which are beyond our control or are currently unknown to us - as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 29, 2017 and in our subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Senior Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Fiscal Year Ended
in millions, except per share data and as noted	January 28, 2018	January 29, 2017	% Change	January 28, 2018	January 29, 2017	% Change
Net sales	$23,883	$22,207	7.5%	$100,904	$94,595	6.7%
Cost of sales	15,790	14,654	7.8	66,548	62,282	6.8
Gross profit	8,093	7,553	7.1	34,356	32,313	6.3
Operating expenses:
Selling, general and administrative	4,440	4,183	6.1	17,864	17,132	4.3
Depreciation and amortization	464	443	4.7	1,811	1,754	3.2
Total operating expenses	4,904	4,626	6.0	19,675	18,886	4.2
Operating income	3,189	2,927	9.0	14,681	13,427	9.3
Interest and other (income) expense:
Interest and investment income	(23)	(11)	N/M	(74)	(36)	N/M
Interest expense	269	246	9.3	1,057	972	8.7
Interest and other, net	246	235	4.7	983	936	5.0
Earnings before provision for income taxes	2,943	2,692	9.3	13,698	12,491	9.7
Provision for income taxes	1,164	948	22.8	5,068	4,534	11.8
Net earnings	$1,779	$1,744	2.0%	$8,630	$7,957	8.5%

Basic weighted average common shares	1,160	1,206	(3.8)%	1,178	1,229	(4.1)%
Basic earnings per share	$1.53	$1.45	5.5	$7.33	$6.47	13.3

Diluted weighted average common shares	1,167	1,211	(3.6)%	1,184	1,234	(4.1)%
Diluted earnings per share	$1.52	$1.44	5.6	$7.29	$6.45	13.0

Selected Sales Data (1)
Customer transactions	366.5	359.2	2.0%	1,578.6	1,544.0	2.2%
Average ticket (actual)	$64.00	$60.65	5.5	$63.06	$60.35	4.5
Sales per square foot (actual)	394.87	366.25	7.8	417.02	390.78	6.7
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(1)	Selected Sales Data does not include results for Interline Brands, Inc., which was acquired in fiscal 2015.
N/M - Not Meaningful

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	January 28, 2018	January 29, 2017
Assets
Cash and cash equivalents	$3,595	$2,538
Receivables, net	1,952	2,029
Merchandise inventories	12,748	12,549
Other current assets	638	608
Total current assets	18,933	17,724
Net property and equipment	22,075	21,914
Goodwill	2,275	2,093
Other assets	1,246	1,235
Total assets	$44,529	$42,966

Liabilities and Stockholders' Equity
Short-term debt	$1,559	$710
Accounts payable	7,244	7,000
Accrued salaries and related expenses	1,640	1,484
Current installments of long-term debt	1,202	542
Other current liabilities	4,549	4,397
Total current liabilities	16,194	14,133
Long-term debt, excluding current installments	24,267	22,349
Other liabilities	2,614	2,151
Total liabilities	43,075	38,633
Total stockholders’ equity	1,454	4,333
Total liabilities and stockholders’ equity	$44,529	$42,966

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
in millions	January 28, 2018	January 29, 2017
Cash Flows From Operating Activities:
Net earnings	$8,630	$7,957
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	2,062	1,973
Stock-based compensation expense	273	267
Changes in working capital and other, net of acquisition effects	1,066	(414)
Net cash provided by operating activities	12,031	9,783

Cash Flows From Investing Activities:
Capital expenditures, net of non-cash capital expenditures	(1,897)	(1,621)
Payments for business acquired, net	(374)	—
Proceeds from sales of property and equipment	47	38
Other investing activities	(4)	—
Net cash used in investing activities	(2,228)	(1,583)

Cash Flows From Financing Activities:
Proceeds from short-term debt, net	850	360
Proceeds from long-term debt, net of discounts	2,991	4,959
Repayments of long-term debt	(543)	(3,045)
Repurchases of common stock	(8,000)	(6,880)
Proceeds from sales of common stock	255	218
Cash dividends	(4,212)	(3,404)
Other financing activities	(211)	(78)
Net cash used in financing activities	(8,870)	(7,870)
Change in cash and cash equivalents	933	330
Effect of exchange rate changes on cash and cash equivalents	124	(8)
Cash and cash equivalents at beginning of year	2,538	2,216
Cash and cash equivalents at end of year	$3,595	$2,538